                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 2)

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                              TELEPHONE AND DATA SYSTEMS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
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
                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-42535

TELEPHONE AND DATA SYSTEMS, INC.

30 North LaSalle Street, 40th Floor
Chicago, Illinois 60602
312/630-1900

                                                                       [LOGO]

                                 April 20, 1998

Dear Fellow Shareholders:

    The Special Meeting of Shareholders of the Company, called for April 27, 1998, is only a few days away. We are seeking your support for the Tracking Stock Proposal and the related proposals described in the Proxy Statement/ Prospectus dated March 24, 1998, which was previously sent to you. A supplement to the Proxy Statement/Prospectus (the "Supplement") discussing certain action by the Board of Directors and certain recent developments is being delivered herewith.

    As described in the Supplement, on April 17, 1998, the Board of Directors of the Company determined to take certain action at the 1998 Annual Meeting of Shareholders, assuming shareholders approve the Tracking Stock Proposal. If the Tracking Stock Proposal is approved at the Special Meeting on April 27, 1998, the Board of Directors will submit a proposal to shareholders at the Company's 1998 Annual Meeting, currently expected to occur in July 1998, to consider certain amendments to the Restated Certificate of Incorporation of TDS Delaware (the "Restated Certificate"), which the Board of Directors believes would improve the corporate governance provisions of the Tracking Stock Proposal in certain respects. The amendments that would be considered at the 1998 Annual Meeting are as follows:

        1. The Restated Certificate would be amended to require a vote by the holders of a majority of the Common Shares and Series A Common Shares, each voting separately as a class, in connection with any merger or consolidation of TDS that requires a shareholder vote.

        2. The Restated Certificate would be amended to require a class vote by the holders of a majority of the Common Shares to increase the authorized number of Common Shares, and to require a class vote by the holders of a majority of the Series A Common Shares to increase the authorized number of Series A Common Shares.

        3. The Restated Certificate would be amended to provide that TDS would be subject to the provisions of Section 203 of the Delaware General Corporation Law.

    Although the Company has received support for the Tracking Stock Proposal from TDS shareholders, the TDS Board of Directors took this action based on the objections of certain shareholders to the terms of the Tracking Stock Proposal. The Board of Directors of TDS believes that these changes would improve the corporate governance features of the Tracking Stock Proposal. These changes will have the effect of retaining certain corporate governance protections which the holders of Common Shares and Series A Common Shares currently have under Iowa law.

    Credit Suisse First Boston and Salomon Smith Barney have acted as financial advisors to the Company in connection with the Tracking Stock Proposal. BASED ON THE ADVICE OF SUCH FIRMS, THE COMPANY BELIEVES THAT THE APPROVAL AND IMPLEMENTATION OF THE TRACKING STOCK PROPOSAL SHOULD HAVE A POSITIVE EFFECT ON THE OVERALL VALUE OF THE TDS COMMON EQUITY.

    The Board of Directors has studied the Tracking Stock Proposal, has consulted with its financial and legal advisors, has carefully weighed potential advantages against potential disadvantages, and has concluded that the positive aspects of the Tracking Stock Proposal outweigh potential adverse aspects. THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRACKING STOCK PROPOSAL, BELIEVES THAT THE ADOPTION OF THE TRACKING STOCK PROPOSAL IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE TRACKING STOCK PROPOSAL AND THE RELATED PROPOSALS.

    WHETHER OR NOT YOU HAVE PREVIOUSLY SIGNED AND RETURNED A PROXY CARD, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If you do not return the enclosed proxy, any proxy previously returned by you will remain valid and will be voted at the meeting. IT IS IMPORTANT THAT THE LATEST DATED PROXY CARD VOTES YOUR SHARES FOR THE TRACKING STOCK PROPOSAL AND THE RELATED PROPOSALS.

    The Tracking Stock Proposal and the related transactions are important to the Company's long-term performance and to all shareholders of the Company. The Tracking Stock Proposal is intended to have the following substantial benefits:

    GREATER MARKET RECOGNITION OF VALUES. The Tracking Stock Proposal is intended to result in greater market recognition of the value (individually and collectively) of the Company and of the Company's three principal business groups, thereby enhancing shareholder value over the long term, while at the same time enabling the Company's businesses to preserve the benefits of being part of a consolidated enterprise;

    INCREASED SHAREHOLDER FLEXIBILITY. The Tracking Stock Proposal is intended to provide shareholders with the opportunity to invest in separate securities that specifically reflect the underlying businesses, depending upon their investment objectives, as well as permit shareholders to continue to invest in all of the TDS businesses through the Common Shares and Series A Common Shares;

    INCREASED FINANCING FLEXIBILITY. The Tracking Stock Proposal is intended to provide the Company with greater flexibility in raising capital and making acquisitions, using equity securities specifically related to the Company's principal business groups;

    INCREASED EMPLOYEE COMPENSATION FLEXIBILITY. The Tracking Stock Proposal is intended to enable the Company to more effectively tailor employee benefit plans to provide incentives to employees of the Tracking Groups; and

    BENEFITS OF DELAWARE REINCORPORATION. The Tracking Stock Proposal is intended to allow the Company to benefit from Delaware's well-developed corporate laws and substantial body of case law, which will provide a greater measure of predictability with respect to corporate legal affairs, and will offer clearer guidance with respect to legal issues that may arise as a result of the existence of separate classes of Tracking Stock.

    The Supplement also describes certain developments relating to the offers by TDS to acquire the publicly-traded shares of Aerial and U.S. Cellular which it does not own. As discussed in the Supplement, the special committee of the board of directors of Aerial has rejected the TDS offer relating to the Aerial Merger and the special committee of the board of directors of U.S. Cellular has expressed significant reservations with respect to the TDS offer relating to the U.S. Cellular Merger. Although TDS believes that the acquisition of the publicly-held shares of Aerial and U.S. Cellular would be desirable, TDS believes that the Tracking Stock Proposal will provide substantial benefits to the TDS shareholders even if TDS is unable to reach mutually acceptable agreements with the Aerial and/or U.S. Cellular special committees.

    TDS desires to complete the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger and the Distribution by mid to late 1998. However, there can be no assurance that the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger or the Distribution will be completed or, if they are completed, that they will be completed on the terms described in the Proxy Statement/Prospectus, as supplemented hereby. As disclosed in the Proxy Statement/Prospectus dated March 24, 1998, if TDS cannot reach an agreement with either the Aerial or U.S. Cellular special committees on terms that provide mutual advantages to the Aerial and U.S. Cellular shareholders, respectively, on the one hand, and the TDS shareholders, on the other hand, TDS may distribute shares of tracking stock representing approximately 75% of TDS's interest in Aerial and/or U.S. Cellular to TDS shareholders. Nevertheless, the Company will not proceed with any action unless the Board determines that such action would be in the best interests of the TDS shareholders.

    If the Tracking Stock Proposal is approved at the Special Meeting, the reincorporation into Delware is expected to occur as soon as practicable thereafter, subject to the receipt of all regulatory approvals, which are anticipated by mid to late May 1998.

    YOUR VOTE IS VERY IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD(S) IN THE ENCLOSED POSTAGE-PAID ENVELOPE. IT IS IMPORTANT THAT THE LATEST DATED PROXY CARD VOTES YOUR SHARES FOR THE TRACKING STOCK PROPOSAL AND THE RELATED PROPOSALS.

    If you have any questions prior to the Special Meeting, please call the Company's Information Agent, MacKenzie Partners, Inc., at 1-800-322-2885. We look forward with pleasure to visiting with you at the Special Meeting.

                               Very truly yours,

             [SIG]                                  [SIG]
LEROY T. CARLSON                                    LEROY T. CARLSON, JR.
Chairman                                            President and Chief Executive Officer

        TELEPHONE AND DATA SYSTEMS, INC.,                   TELEPHONE AND DATA SYSTEMS, INC.,
               An Iowa Corporation                                A Delaware Corporation
            PROXY STATEMENT SUPPLEMENT                            PROSPECTUS SUPPLEMENT

                                 APRIL 20, 1998

                            ------------------------

    This Proxy Statement and Prospectus Supplement is being furnished to the shareholders of Telephone and Data Systems, Inc., an Iowa corporation (the "Company" or "TDS"), in connection with the solicitation of proxies by the Board of Directors of TDS (the "Board"), for use at a Special Meeting of Shareholders of TDS to be held at Harris Trust and Savings Bank, 111 West Monroe Street, 8th Floor, Chicago, Illinois, in the Auditorium, on April 27, 1998, at 10:00 a.m. Chicago time, and at any and all adjournments or postponements thereof (the "Special Meeting"). It amends and supplements, and should be read in conjunction with, the joint Proxy Statement/Prospectus of the Company and of Telephone and Data Systems, Inc., a Delaware corporation ("TDS Delaware"), dated March 24, 1998. Capitalized terms used but not otherwise defined in this supplement have the meanings assigned to such terms in the Proxy Statement/Prospectus. This Supplement relates to the following matters:

I. Amendments to Restated Certificate to be considered and 1998 Annual Meeting of Shareholders.

    On April 17, 1998, the Board of Directors of the Company determined to take certain action at the 1998 Annual Meeting of Shareholders, assuming shareholders approve the Tracking Stock Proposal at the Special Meeting on April 27, 1998. If the Tracking Stock Proposal is approved, the Board of Directors will submit a proposal to shareholders to consider certain amendments to the Restated Certificate of Incorporation of TDS Delaware that would improve the corporate governance provisions of the Tracking Stock Proposal. The amendments that would be considered at the 1998 Annual Meeting of shareholders are as follows:

        1. Paragraph (g) would be added to Section B.8 of Article IV of the Restated Certificate as follows:

       "(g) The Corporation shall not merge with or consolidate with any other corporation or other entity in a transaction which requires a vote of the shareholders of the Corporation under the DGCL unless, in addition to the vote required by the DGCL, such merger or consolidation is also approved by holders of a majority of the Common Shares and the Series A Common Shares, each voting separately as a class."

    The effect of the addition of the above section would be that any merger or consolidation of TDS Delaware which requires a shareholder vote under the DGCL will also require a class vote by a majority of the holders of the Common Shares and Series A Common Shares, each voting separately as a class.

        2. Paragraph 3 of Section A of Article IV of the Restated Certificate would be amended to delete the references to "Common Shares" and "Series A Common Shares" in such paragraph, as follows [deletions are shown in brackets]:

        "3. The number of authorized [Common Shares, Series A Common Shares,] Special Common Shares, Cellular Group Common Shares, Telecom Group Common Shares, Aerial Group Common Shares or Undesignated Shares may be increased or decreased at any time or from time-to-time (but not below the number of such shares then outstanding in such class, respectively) by the affirmative vote of the holders of a majority of the voting power of shares of capital stock of the Corporation entitled to vote on all matters (not including shares entitled to vote only in the election of directors or as otherwise required by law, including Section 242(b)(2) of the DGCL) pursuant to paragraph 8(c) of Section B of this Article IV."

    The effect of the above referenced deletions would be that, under the DGCL, any increase or decrease in the authorized number of Common Shares will require a class vote by a majority of the holders of Common Shares and that any increase in the authorized number of Series A Common Shares will require a class vote by a majority of the holders of Series A Common Shares.

        3. Paragraph (f) of Section B.17 of Article IV of the Restated Certificate, which is repeated below in brackets, would be deleted, and paragraphs (g) and (h) thereof would be redesignated as paragraphs (f) and
    (g), respectively.

        [(f) In accordance with Section 203(b)(3) of the DGCL, the Corporation expressly elects not to be governed by Section 203 of the DGCL.]

    The effect of the deletion of the above referenced section would be to cause TDS Delaware to be subject to the provisions of Section 203 of the DGCL.

    The Board's intention to take this action at the 1998 Annual Meeting of Shareholders allows a prompt, separate vote on these corporate governance provisions, while enabling the Company to promptly complete the Merger and proceed with the Telecom Public Offering. The Company believes that delays inherent in revising the existing proxy materials to include these changes as part of the Tracking Stock Proposal would delay the advantages of the Merger and the Telecom Public Offering and create unnecessary uncertainty.

    The Trustees of the TDS Voting Trust intend to vote in favor of all of the above amendments, subject to approval by a vote of 75% in interest of the beneficiaries of record of the TDS Voting Trust. It is anticipated that the beneficiaries will approve the amendments by the requisite vote.

II. Recent Developments in Negotiations with Special Committees.

    TDS has held several meetings and substantive negotiations with the special committee of the board of directors of Aerial relating to the proposed Aerial Merger. Following the most recent meeting with TDS, the special committee of the board of directors of Aerial advised TDS that it had determined to recommend that the board of directors of Aerial reject the offer by TDS to acquire the publicly-held shares of Aerial which TDS does not own. The Aerial special committee has advised TDS that it would be prepared to consider a revised proposal which "contains increased protections designed to preserve Aerial's inherent value for its public stockholders and also embodies an increased equity interest in the Aerial Group tracking stock for the Aerial public stockholders." TDS intends to make a revised proposal to the Aerial special committee and to continue to seek an agreement to acquire the Aerial Common Shares that it does not own on mutually acceptable terms.

    With respect to the U.S. Cellular Merger, TDS has met once with, but has not yet held substantive negotiations with, the special committee of the board of directors of U.S. Cellular, which is continuing to conduct due diligence. However, the special committee of the board of directors of U.S. Cellular has expressed significant reservations relating to the offer by TDS to acquire the publicly-held shares of U.S. Cellular that TDS does not own. TDS intends to continue to seek an agreement to acquire the U.S. Cellular Common Shares that it does not own on mutually acceptable terms.

    As disclosed in the Proxy Statement/Prospectus, if TDS cannot reach an agreement with either the Aerial or U.S. Cellular special committees on terms that provide mutual advantages to the Aerial and U.S. Cellular shareholders, respectively, on the one hand, and the TDS shareholders, on the other hand, TDS may distribute shares of tracking stock representing approximately 75% of TDS's interest in Aerial and/or U.S. Cellular to TDS shareholders. The special committee of the board of directors of Aerial has expressed the view that the authorization and distribution of a second publicly-traded security reflecting an interest in Aerial's common equity would not be in the best interests of Aerial's public stockholders.

    Although TDS believes that the acquisition of the publicly-held shares of Aerial and U.S. Cellular would be desirable, TDS believes that the Tracking Stock Proposal will provide substantial benefits to the TDS shareholders even if TDS is unable to reach mutually acceptable agreements with the Aerial and/or U.S. Cellular special committees. While the Company believes that the Aerial Merger and the U.S. Cellular Merger would provide some advantages to TDS shareholders, TDS does not believe that it can agree to any terms which would result in any significant transfer of value from TDS shareholders to the public shareholders of Aerial or U.S. Cellular. However, TDS intends to continue to try to reach an agreement with the Aerial and U.S. Cellular special committees on terms that would be acceptable to the public shareholders of such corporations as well as the TDS shareholders.

    TDS has file a Registration Statement with the Securities and Exchange Commission relating to the offer and sale of up to 15,525,000 Telecom Group Shares in the Telecom Public Offering.

    TDS desires to complete the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger and the Distribution by mid to late 1998. However, there can be no assurance that the Telecom Public Offering, the U.S. Cellular Merger, the Aerial Merger or the Distribution will be completed or, if they are completed, that they will be completed on the terms described in the Proxy Statement/Prospectus, as supplemented hereby. As described in the Proxy Statement/Prospectus, if the Company is unable to negotiate mutually agreeable terms with the special committees, the Company may effect all or any part of the Distribution even if the U.S. Cellular Merger, the Aerial Merger or the Telecom Public Offering have not taken place. Nevertheless, the Company will not proceed with any action unless the Board determines that such action would be in the best interests of the TDS shareholders.